Exhibit 10.3(b)

FIDELITY FEDERAL BANK & TRUST

CHANGE IN CONTROL AGREEMENT

FOR

ROBERT L. FUGATE

This AGREEMENT is made effective as of January 1, 2004 by and between a Fidelity Federal Bank & Trust, a federally chartered stock savings bank (the “Bank”), and Robert L. Fugate (the “Executive”). Any reference to “Company” herein shall mean Fidelity Bankshares, Inc., or any successor thereto.

WHEREAS, the Bank recognizes the substantial contribution the Executive has made to the Bank and wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, the Executive has been elected to, and has agreed to serve in the position of Executive Vice President and Banking Operations Manager for the Bank, a position of substantial responsibility;

NOW, THEREFORE, in consideration of the contribution of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1. TERM OF AGREEMENT

The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement (“Anniversary Date”) and continuing at each Anniversary Date thereafter, the Board of Directors of the Bank (the “Board”) may extend the Agreement for an additional year. The Board will conduct a performance evaluation of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

2. PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

(a) Upon the occurrence of a Change in Control of the Bank or the Company (as herein defined) followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive’s employment, other than for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, the Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control.

(b) A “Change in Control” of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “HOLA”) as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current Board of Directors of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c) The Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term “Termination for Cause” shall mean termination because of the Executive’s intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 4 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

3. TERMINATION

Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of the Executive’s employment (other than for Termination for Cause) or voluntary termination for one or more of the reasons set forth in Section 2(a) hereof, the Bank shall be obligated to pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, the following:

(a) his earned but unpaid salary as of the date of termination of employment with the Bank and the benefits to which he would be entitled as of the date of termination as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs;

(b) as severance pay, a sum equal to three times the sum of (i) the highest rate of base salary, and (ii) highest rate of bonus awarded to the Executive during the prior three years, subject to applicable withholding taxes. At the election of Executive, which election is to be made on an annual basis during the month of January, and which election is irrevocable for the year in which made and upon the occurrence of a Change in Control, any payments shall be made in a lump sum, or paid bi-weekly during the remaining term of this Agreement following Executive’s termination. In the event that no election is made, payment to Executive will be made in a lump sum within sixty (60) days of the termination of employment. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment;

(c) continued life insurance coverage for Executive and health care coverage (including dental) for Executive and Executive’s dependents at the Bank’s own expense for a period of thirty-six (36) months following termination of employment (at the end of which, Executive shall be entitled to elect the maximum continued health care coverage available in accordance with the COBRA provisions of Section 4980B of the Code) and such coverage shall be substantially identical to the coverage maintained by the Bank or the Company for the Executive prior to his severance;

(d) any outstanding unvested stock options or shares of restricted stock of the Company that have been awarded to him, which shall become fully vested as of his termination of employment;

(e) within sixty (60) days (or within such shorter period to the extent that information can be reasonably obtained) following his termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the Bank’s contributions that would have been made on Executive’s behalf under the Bank’s 401(k) Plan and employee stock ownership plan (and any other defined contribution plan maintained by the Bank) if he had continued working for the Bank for a thirty-six (36) month period following his termination, earning the Base Salary that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that the annual Base Salary increases at the rate of six percent (6%) per year on each Anniversary Date over the remaining unexpired term of the Agreement) and making the maximum amount of employee contributions permitted, if any, under such plan or plans, where such present values are to be determined using a discount rate of six percent (6%) per year;

(f) within sixty (60) days (or within such shorter period to the extent that information can reasonably be obtained) following his termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits to which he would be entitled under the Supplemental Executive Retirement Plan (and any other deferred compensation plan for management or highly compensated employees that are maintained by the Bank) if he had continued working for the Bank for the thirty-six (36) month period following his termination at the Base Salary and bonus that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that annual Base Salary and bonus each increase at the rate of six percent (6%) per year on each Anniversary Date for the remaining unexpired term of the Agreement) over (B) the present value of the benefits to which he is actually entitled under any such plan, as of the date of his termination with the Bank, where the present values are to be determined using a discount rate of six percent (6%) and the mortality tables prescribed under Section 72 of the Code.

(g) Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount”, as determined in accordance with said Section 280G. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Executive.

4. NOTICE OF TERMINATION

(a) Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if the Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate). Except as set forth below in paragraph (c), in no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive, in which case the date of termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier of 120 days from the date of the Notice of Termination or the date upon which the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Notwithstanding the foregoing, no compensation or benefits shall be paid to the Executive in the event the Executive is Terminated for Cause. In the event that such Termination for Cause is found to have been wrongful or such dispute is otherwise decided in the Executive’s favor, the Executive shall be entitled to receive all compensation and benefits which accrued for up to a period of nine months after the Termination for Cause.

5. SOURCE OF PAYMENTS

(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. Executive and the Bank, however, acknowledge that pursuant to that certain Change in Control Agreement between Executive and the Company dated as of the date of this Agreement (the “Company Change in Control Agreement”), the Company has guaranteed payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

(b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided in this Agreement, are paid to or received by Executive under the Company Change in Control Agreement, such compensation payments and benefits will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement.

(c) For financial statement purposes, termination payments made pursuant to the provisions of Section 3 of each of the Agreements shall be charged and paid in accordance with the terms of Section 3(g) of this Agreement and Section 4 of the Company Change in Control Agreement.

6. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7. NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Bank and their respective successors and assigns.

8. MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. REQUIRED PROVISIONS

(a) The Bank may terminate the Executive’s employment at any time. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2(c) hereinabove.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 USC §1818(e)(3) and §1818(g)(1)), the Bank’s obligations under this contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8g(1) of the Federal Deposit Insurance Act (12 USC §1818(e) and §1818(g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 USC §1813(x)(1)), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank by the Director of the Office of Thrift Supervision (“OTS”) or his designee at the time (i) the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 USC §1823(c)); or (ii) the Director of the OTS or his designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10. SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11. HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12. GOVERNING LAW

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Florida, unless preempted by Federal law as now or hereafter in effect.

Except as otherwise expressly provided elsewhere in this Agreement, in the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations (the “Rules”) except as modified by this Section. The Employee shall appoint one arbitrator, the Company shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party’s arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the Florida Arbitration Code or any applicable successor legislation. Any hearings in the arbitration shall be held in the Palm Beach County, Florida unless the parties shall agree upon a different venue, and shall be private and not open to the public. Each party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties. The costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.

13. PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

14. INDEMNIFICATION

The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law and as provided in the Bank’s Charter and Bylaws against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

15. SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16. SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, on the day and date first above written.

ATTEST:	FIDELITY FEDERAL BANK & TRUST

/s/ Elizabeth Cook	By:	/s/ Vince A. Elhilow
President

WITNESS:	EXECUTIVE

/s/ Joseph C. Bova	By:	/s/ Robert L. Fugate
Robert L. Fugate